Intrepid Potash Announces Third Quarter and Year-to-Date 2016 Results

DENVER, November 2, 2016 - Intrepid Potash, Inc. (Intrepid) (NYSE:IPI) today reported its results for the third quarter and first nine months of 2016.

Third Quarter Results

•	Net loss of $18.2 million, or $0.24 per diluted share, compared with net loss of $8.1 million, or $0.11 per diluted share, in the third quarter of 2015.

•	Potash pricing drives potash sales revenue decline of 16% to $35.4 million in the third quarter of 2016 compared with the third quarter of 2015, partially offset by volume increase of 34%.

•	Trio® sales revenue declines 29% to $8.3 million in the third quarter of 2016 driven by 28% decline in average net realized sales prices per ton[1].

•	Adjusted net loss[1] of $17.5 million, or $0.23 per diluted share, compared with adjusted net loss of $4.0 million, or $0.06 per diluted share, in the third quarter of 2015.

Year-to-Date Results

•	Net loss of $50.1 million, or $0.66 per diluted share, compared with net loss of $6.5 million, or $0.09 per diluted share, in the first nine months of 2015.

•	Potash sales revenue declined to $128.2 million from $189.8 million in the first nine months of 2015 on 10% increase in sales volume.

•	Trio® sales revenue declined to $40.5 million on sales volume of 108,000 tons compared with Trio® sales of $54.5 million on sales volume of 125,000 tons in the first nine months of 2015.

•	Adjusted net loss of $47.4 million, or $0.63 per diluted share, compared with adjusted net loss of $2.8 million, or $0.04 per diluted share, in the first nine months of 2015.

•	Cash, cash equivalents, and investments as of September 30, 2016, of $27.9 million prior to $16.2 million payment to noteholders on October 3, 2016.

On October 31, 2016, Intrepid announced the completion of its debt negotiations, resulting in amendments to the Company's senior notes as well as a new revolving credit facility which provides up to $35 million in borrowing capacity, subject to a borrowing base limitation.

"The transition of our business model to a lower-cost solar potash and specialty Trio® producer accelerated this quarter with the idling of West in early July and the completion of commissioning at East," said Bob Jornayvaz, Intrepid's Executive Chairman, President and CEO. "During the third quarter, we reached our goal of achieving an annualized Trio® production run rate of double our 2015 production. We continue to focus on expanding our global presence for Trio®, which we believe is a compelling product for chloride-sensitive crops. We are starting to see a more supportive selling environment for potash as pricing has firmed. Moving into 2017, we anticipate seeing some benefit to our potash gross margin as our lower-cost solar facility production becomes a greater proportion of our potash sales."

Jornayvaz continued, "The recent completion of our debt negotiations provides a much anticipated positive catalyst for our business and our various stakeholders. My sincere thanks to our noteholders, Bank of Montreal, their advisors and the Intrepid team for their hard work during these last several months towards driving this to a successful conclusion."

Segment Highlights

The results of Intrepid's potash and Trio® segments are discussed below.

Potash

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except per ton data)
Potash sales	$35,357	$41,997	$128,248	$189,819
Potash gross (deficit) margin	$(7,320)	$(9,299)	$(24,525)	$2,104

Potash production volume (in tons)	52	160	383	550
Potash sales volume (in tons)	161	120	547	498

Average potash net realized sales price per ton(1)	$178	$319	$198	$351

Average potash net realized sales price per ton declined 44% in both the third quarter and nine months ended September 30, 2016, compared with the third quarter and nine months ended September 30, 2015. High levels of global potash supply and aggressively priced tonnage imported into the North American potash market by foreign producers has been driving lower potash prices in the markets we serve since the second half of 2015. Late in the third quarter of 2016, increases in potash prices were announced and implemented, signaling a floor in potash pricing, which has given customers more comfort in buying. As a result, potash sales volume increased 41,000 tons and 49,000 tons, or 34% and 10%, respectively, compared with the third quarter and first nine months of 2015, while potash sales revenue declined 16% and 32%, respectively, over the same periods as a result of the year-over-year pricing declines.

Potash production volumes declined 68% and 30% during the third quarter and nine months ended September 30, 2016, driven by declines in conventional potash mining after Intrepid converted its East facility to Trio®-only production in April 2016 and later idled its West facility in July 2016. Third quarter 2016 potash production volume represents primarily solar production volume.

During the third quarter and first nine months of 2016, the potash segment generated gross deficits of $7.3 million and $24.5 million, respectively. These results are primarily indicative of the impact of lower potash prices, offset by lower cost of goods sold resulting from fewer tons sold from the East facility and lower depreciation expense in 2016 due to the December 2015 impairment of long-lived assets. Included in potash gross deficit for the third quarter and first nine months of 2016 is $4.9 million and $16.8 million, respectively, in lower-of-cost-or-market adjustments compared with $4.4 million and $10.1 million for the third quarter and first nine months of 2015, respectively.

Trio®

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
	(in thousands, except per ton data)
Trio® sales	$8,286	$11,695	$40,512	$54,545
Trio® gross (deficit) margin	$(304)	$956	$2,282	$10,878

Trio® production volume (in tons)	85	37	200	116
Trio® sales volume (in tons)	25	26	108	125

Average Trio® net realized sales price per ton(1)	$274	$379	$308	$374

Trio® production increased 130% and 72% during the third quarter and year-to-date periods, respectively. During the quarter, all remaining commissioning activity related to the transition of the East facility to Trio®-only production was completed. Intrepid ended the quarter at an annualized Trio® production run rate of more than double the full year 2015 Trio® production.

Trio® sales revenue declined 29% and 26% during the third quarter and first nine months of 2016, respectively, compared with the year-ago comparable periods, driven primarily by lower pricing. Average net realized sales price per Trio® ton declined 28% and 18%, during the third quarter and year-to-date periods, respectively, compared with the same periods in 2015, driven by uncertainties in nutrient pricing. Trio® sales volumes were negatively impacted by price erosion as well as increased availability of product, which is causing customers to switch to a just-in-time approach to purchasing. Additionally, international sales for Trio® have ramped up more slowly than expected.

Gross deficit for the Trio® segment was $0.3 million in the third quarter of 2016, compared with gross margin of $1.0 million in the third quarter of 2015. For the nine months ended September 30, 2016, gross margin for the Trio® segment declined $8.6 million to $2.3 million, compared with gross margin of $10.9 million for same period in 2015. These declines were primarily driven by lower average net realized sales prices.

Liquidity

Cash, cash equivalents and investments was $27.9 million at the end of the third quarter of 2016, prior to a $16.2 million payment to noteholders on October 3, 2016. The $16.2 million payment consisted of $0.4 million in accrued interest and the previously announced $15 million principal repayment and $0.8 million negotiated make-whole payment.

Notes

1 Adjusted net loss, adjusted net loss per diluted share, and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for November 2, 2016, at 10:00 a.m. ET. The dial-in number is 800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, www.intrepidpotash.com.

An audio recording of the conference call will be available through December 2, 2016, at www.intrepidpotash.com and by dialing 800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 0860.

About Intrepid

Intrepid Potash (NYSE:IPI) is the only U.S. producer of muriate of potash and supplied approximately 9% of the country’s annual consumption in 2015. Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash. After the idling of its West mine in July 2016, Intrepid's production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements, that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about the Company's future performance and management's expectations for the future, including statements about the impact of the Company's revised debt structure as well as the Company's financial performance, production costs, operating plans, and market outlook. These statements are based on assumptions that the Company believes are reasonable. Forward-looking statements, by their nature, address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•	the Company's ability to comply with the revised terms of its senior notes and its revolving credit facility, including the covenants in each agreement, to avoid a default under those agreements;

•
the Company's ability to successfully execute on its plans to transition the Company's sales model after the idling of the West facility and the transitioning of the East facility to Trio®-only production;

•
adverse impacts to the Company's business as a result of its independent auditor having expressed substantial doubt as to the Company's ability to continue as a going concern due to the existence of a material uncertainty;

•	changes in the price, demand, or supply of potash or Trio®/langbeinite;

•	the costs of, and the Company's ability to successfully construct, commission, and execute, any of its strategic projects;

•	declines or changes in agricultural production or fertilizer application rates;

•	further write-downs of the carrying value of the Company's assets, including inventories;

•
circumstances that disrupt or limit the Company's production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•	changes in the Company's reserve estimates;

•	currency fluctuations;

•	adverse changes in economic conditions or credit markets;

•	the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•	adverse weather events, including events affecting precipitation and evaporation rates at the Company's solar solution mines;

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•	changes in the prices of raw materials, including chemicals, natural gas, and power;

•	the Company's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•	declines in the use of potash products by oil and gas companies in their drilling operations;

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•	the Company's inability to fund necessary capital investments; and

•
the other risks, uncertainties, and assumptions described in the Company's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

In addition, new risks emerge from time to time. It is not possible for the Company's management to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements the Company may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Brian Frantz, Senior Vice President and Chief Accounting Officer
Phone: 303-996-3023
Email: brian.frantz@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Sales	$43,643	$53,692	$168,760	$244,364
Less:
Freight costs	8,187	5,348	27,450	23,158
Warehousing and handling costs	2,616	3,199	7,818	10,383
Cost of goods sold	35,272	42,151	136,899	180,868
Lower-of-cost-or-market inventory adjustments	5,192	4,427	17,129	10,063
Costs associated with abnormal production and other	—	6,910	1,707	6,910
Gross (Deficit) Margin	(7,624)	(8,343)	(22,243)	12,982

Selling and administrative	4,731	5,943	15,837	21,835
Accretion of asset retirement obligation	442	424	1,326	1,272
Restructuring expense	—	—	2,314	—
Care and maintenance expense	1,719	—	1,719	—
Other operating expense (income)	94	(23)	(1,811)	(2,269)
Operating Loss	(14,610)	(14,687)	(41,628)	(7,856)

Other Income (Expense)
Interest expense, net	(3,905)	(1,574)	(9,134)	(4,820)
Interest income	57	232	281	587
Other income	218	67	419	440
Loss Before Income Taxes	(18,240)	(15,962)	(50,062)	(11,649)

Income Tax (Expense) Benefit	(1)	7,852	(4)	5,131
Net Loss	$(18,241)	$(8,110)	$(50,066)	$(6,518)

Weighted Average Shares Outstanding:
Basic	75,871,774	75,701,490	75,882,544	75,658,297
Diluted	75,871,774	75,701,490	75,882,544	75,658,297
Loss Per Share:
Basic	$(0.24)	$(0.11)	$(0.66)	$(0.09)
Diluted	$(0.24)	$(0.11)	$(0.66)	$(0.09)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2016 AND DECEMBER 31, 2015
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$22,979	$9,307
Short-term investments	4,908	50,523
Accounts receivable:
Trade, net	17,129	9,743
Other receivables, net	2,787	1,470
Inventory, net	101,898	106,531
Prepaid expenses and other current assets	6,262	18,141
Total current assets	155,963	195,715

Property, plant, equipment, and mineral properties, net	399,144	419,476
Long-term parts inventory, net	20,535	17,344
Long-term investments	—	3,799
Other assets, net	5,885	3,635
Total Assets	$581,527	$639,969
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$11,326	$15,709
Related parties	28	45
Accrued liabilities	15,253	15,429
Accrued employee compensation and benefits	4,110	7,409
Current portion of long-term debt, net	14,677	—
Other current liabilities	943	547
Total current liabilities	46,337	39,139

Long-term debt, net	132,024	149,485
Asset retirement obligation	24,274	22,951
Other non-current liabilities	—	1,868
Total Liabilities	202,635	213,443
Commitments and Contingencies
Common stock, $0.001 par value; 400,000,000 and 100,000,000 shares authorized; and
75,839,998 and 75,702,700 shares outstanding at September 30, 2016, and December 31, 2015, respectively	76	76
Additional paid-in capital	582,607	580,227
Accumulated other comprehensive loss	—	(52)
Retained deficit	(203,791)	(153,725)
Total Stockholders' Equity	378,892	426,526
Total Liabilities and Stockholders' Equity	$581,527	$639,969

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cash Flows from Operating Activities:
Net loss	$(18,241)	$(8,110)	$(50,066)	$(6,518)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Deferred income taxes	—	(7,890)	—	(5,136)
Depreciation, depletion, and accretion	8,756	20,355	32,965	61,028
Amortization of deferred financing costs	562	87	2,228	273
Stock-based compensation	852	1,185	2,552	3,780
Lower-of-cost-or-market inventory adjustments	5,192	4,427	17,129	10,063
Allowance for parts inventory obsolescence	(104)	—	514	—
Other	35	458	470	1,320
Changes in operating assets and liabilities:
Trade accounts receivable, net	(8,143)	(5,716)	(7,386)	7,203
Other receivables, net	(469)	4,056	(1,195)	385
Refundable income taxes	1	90	92	(84)
Inventory, net	438	(23,482)	(16,200)	(34,385)
Prepaid expenses and other current assets	(2,703)	(2,180)	11,974	(1,117)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	244	5,398	(5,157)	5,642
Other liabilities	(377)	(280)	(1,474)	1,138
Net cash (used in) provided by operating activities	(13,957)	(11,602)	(13,554)	43,592

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(2,481)	(17,993)	(14,256)	(36,982)
Purchases of investments	(8,825)	(6,344)	(10,325)	(78,571)
Proceeds from sale of investments	18,447	20,340	55,822	30,088
Net cash provided by (used in) investing activities	7,141	(3,997)	31,241	(85,465)

Cash Flows from Financing Activities:
Debt issuance costs	(1,189)	(356)	(3,843)	(356)
Employee tax withholding paid for restricted stock upon vesting	—	(8)	(172)	(1,038)
Net cash used in financing activities	(1,189)	(364)	(4,015)	(1,394)

Net Change in Cash and Cash Equivalents	(8,005)	(15,963)	13,672	(43,267)
Cash and Cash Equivalents, beginning of period	30,984	40,285	9,307	67,589
Cash and Cash Equivalents, end of period	$22,979	$24,322	$22,979	$24,322

Supplemental disclosure of cash flow information
Net cash paid (refunded) during the period for:
Interest	$26	$157	$3,247	$3,281
Income taxes	$—	$(16)	$(88)	$25
Accrued purchases for property, plant, equipment, and mineral properties	$801	$710	$801	$710

INTREPID POTASH, INC.
SELECTED OPERATING AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Production volume (in thousands of tons):
Potash	52	160	383	550
Langbeinite	85	37	200	116
Sales volume (in thousands of tons):
Potash	161	120	547	498
Trio®	25	26	108	125

Average net realized sales price per ton (1)
Potash	$178	$319	$198	$351
Trio®	$274	$379	$308	$374

Three Months Ended September 30, 2016 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$35,357	$8,286	$—	$43,643
Less: Freight costs	6,722	1,465	—	8,187
Warehousing and handling costs	2,072	544	—	2,616
Cost of goods sold	29,027	6,245	—	35,272
Lower-of-cost-or-market inventory adjustments	4,856	336	—	5,192
Costs associated with abnormal production and other(2)	—	—	—	—
Gross Deficit	$(7,320)	$(304)	$—	$(7,624)
Depreciation, depletion and amortization incurred(3)	$8,090	$597	$69	$8,756

Nine Months Ended September 30, 2016 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$128,248	$40,512	$—	$168,760
Less: Freight costs	20,156	7,294	—	27,450
Warehousing and handling costs	6,358	1,460	—	7,818
Cost of goods sold	108,816	28,083	—	136,899
Lower-of-cost-or-market inventory adjustments	16,793	336	—	17,129
Costs associated with abnormal production and other(2)	650	1,057	—	1,707
Gross (Deficit) Margin	$(24,525)	$2,282	$—	$(22,243)
Depreciation, depletion and amortization incurred(3)	$28,970	$3,150	$845	$32,965

Three Months Ended September 30, 2015 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$41,997	$11,695	$—	$53,692
Less: Freight costs	3,575	1,773	—	5,348
Warehousing and handling costs	2,655	544	—	3,199
Cost of goods sold	33,729	8,422	—	42,151
Lower-of-cost-or-market inventory adjustments	4,427	—	—	4,427
Costs associated with abnormal production and other	6,910	—	—	6,910
Gross (Deficit) Margin	$(9,299)	$956	$—	$(8,343)
Depreciation, depletion and amortization incurred(3)	$16,324	$3,294	$737	$20,355

Nine Months Ended September 30, 2015 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$189,819	$54,545	$—	$244,364
Less: Freight costs	15,258	7,900	—	23,158
Warehousing and handling costs	8,435	1,948	—	10,383
Cost of goods sold	147,049	33,819	—	180,868
Lower-of-cost-or-market inventory adjustments	10,063	—	—	10,063
Costs associated with abnormal production and other	6,910	—	—	6,910
Gross Margin	$2,104	$10,878	$—	$12,982
Depreciation, depletion and amortization incurred(3)	$49,958	$9,588	$1,482	$61,028

(1) Average net realized sales price is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) Costs associated with abnormal production for the three and nine months ended September 30, 2016, include costs incurred in conjunction with the conversion of the East facility to Trio®-only production.
(3) Depreciation, depletion and amortization incurred for potash and Trio® excludes depreciation, depletion and amortization amounts absorbed in or (relieved from) inventory.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2016 AND 2015
(In thousands, except per share amounts)

To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures may include adjusted net loss, adjusted net loss per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, the Company's non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The Company believes these non-GAAP financial measures provide useful information to investors for analysis of its business. The Company uses these non-GAAP financial measures as one of its tools in comparing performance period over period on a consistent basis and when planning, forecasting, and analyzing future periods. The Company believes these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about the Company's non-GAAP financial measures, including reconciliations of the Company's non-GAAP financial measures to the most directly comparable GAAP measures:

Adjusted Net Loss and Adjusted Net Loss Per Diluted Share

Adjusted net loss and adjusted net loss per diluted share are calculated as net loss or loss per diluted share adjusted for certain items that impact the comparability of results from period to period. These items include, among others, costs associated with abnormal production, restructuring expenses, compensating tax adjustments, gains from insurance proceeds, the write-off of certain deferred financing costs, accruals for negotiated make-whole payments on the notes, early office lease termination fees and anticipated refunds of property taxes. The Company considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of the Company's operating results excluding items that the Company believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Loss to Adjusted Net Loss:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Loss	$(18,241)	$(8,110)	$(50,066)	$(6,518)
Adjustments
Costs associated with abnormal production(1)	—	6,910	1,707	6,910
Restructuring expense(2)	—	—	2,314	—
Compensating tax adjustment(3)	—	—	(1,086)	—
Insurance proceeds(4)	—	—	(1,211)	—
Write-off of deferred financing fees(5)	431	—	1,883	—
Negotiated make-whole accrual(6)	806	—	806	—
Early office lease termination fee(7)	—	—	—	1,248
Anticipated refund of property taxes(8)	—	—	—	(2,000)
Calculated income tax effect(9)	(495)	(2,764)	(1,765)	(2,463)
Total adjustments	742	4,146	2,648	3,695
Adjusted Net Loss	$(17,499)	$(3,964)	$(47,418)	$(2,823)

Reconciliation of Net Loss per Share to Adjusted Net Loss per Share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Loss Per Diluted Share	$(0.24)	$(0.11)	$(0.66)	$(0.09)
Adjustments
Costs associated with abnormal production(1)	—	0.09	0.02	0.09
Restructuring expense(2)	—	—	0.03	—
Compensating tax adjustment(3)	—	—	(0.01)	—
Insurance proceeds(4)	—	—	(0.02)	—
Write-off of deferred financing fees(5)	0.01	—	0.02	—
Negotiated make-whole accrual(6)	0.01	—	0.01	—
Early office lease termination fee(7)	—	—	—	0.02
Anticipated refund of property taxes(8)	—	—	—	(0.03)
Calculated income tax effect(9)	(0.01)	(0.04)	(0.02)	(0.03)
Total adjustments	0.01	0.05	0.03	0.05
Adjusted Net Loss Per Diluted Share	$(0.23)	$(0.06)	$(0.63)	$(0.04)

(1) As a result of the temporary suspensions of production at Intrepid's West and East facilities, Intrepid determined that approximately $1.7 million and $6.9 million of production costs for the nine months ended September 30, 2016, and 2015, respectively, would have been allocated to additional product tons produced, assuming the facility had been operating at normal production rates. Accordingly, these costs were excluded from Intrepid's inventory values and instead directly expensed as period production costs. Intrepid compares actual production levels relative to what it estimated could have been produced if it had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.

(2) As a result of the decision to idle the West facility and transition the East facility to Trio®-only production, Intrepid expensed $2.3 million, primarily relating to severance payments in the nine months ended September 30, 2016.

(3) During the nine months ended September 30, 2016, Intrepid recorded into income $1.1 million in compensating taxes previously received in 2013.

(4) During the nine months ended September 30, 2016, Intrepid received insurance proceeds related to damages caused by a snowstorm in Carlsbad, New Mexico in December 2015.

(5) During the first three quarters of 2016, Intrepid amended its previous unsecured credit facility to reduce the maximum availability under the facility, as well as to accelerate the facility's maturity date.  In addition, on September 30, 2016, Intrepid agreed to make a $15 million early repayment of principal on its senior notes on October 3, 2016.  As a result of these actions, the Company wrote off a portion of the financing fees that had previously been capitalized related to the debt facility and the senior notes.

(6) On September 30, 2016, Intrepid entered into an amendment and waiver with its noteholders, pursuant to which Intrepid made a $15 million early repayment of principal on its senior notes on October 3, 2016. As a result of this early repayment, the amendment and waiver provided that Intrepid also pay $0.8 million as a negotiated make-whole payment.

(7) In May 2015, Intrepid exercised an option to terminate its corporate office lease prior to its original expiration date. Under the terms of the lease, Intrepid incurred a lease termination penalty, a portion of which was paid in December 2015, with the remainder to be paid in March 2017.

(8) In late 2014, Intrepid initiated legal action in the State of New Mexico regarding its 2014 property tax assessments. In June 2015, Intrepid settled the action with the State of New Mexico and recorded a $2.0 million receivable resulting from the settlement.

(9) Assumes an annual effective tax rate of 40%.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net loss adjusted for costs associated with abnormal production, restructuring expenses, compensating tax adjustments, gains from insurance proceeds, early office lease termination fees, anticipated refunds of property taxes, interest expense (which includes amounts related to the negotiated make-whole payment and the write-off of certain deferred financing costs), income tax expense (benefit), depreciation, depletion, and asset retirement obligation accretion. The Company considers adjusted EBITDA to be useful because the measure reflects the Company's operating performance before the effects of certain non-cash items and other items that the Company believes are not indicative of its core operations. The Company uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Loss	$(18,241)	$(8,110)	$(50,066)	$(6,518)
Costs associated with abnormal production(1)	—	6,910	1,707	6,910
Restructuring expense(2)	—	—	2,314	—
Compensating tax adjustment(3)	—	—	(1,086)	—
Insurance proceeds(4)	—	—	(1,211)	—
Early office lease termination fee(5)	—	—	—	1,248
Anticipated refund of property taxes(6)	—	—	—	(2,000)
Interest expense	3,905	1,574	9,134	4,820
Income tax expense (benefit)(7)	1	(7,852)	4	(5,131)
Depreciation, depletion, and accretion	8,756	20,355	32,965	61,028
Total adjustments	12,662	20,987	43,827	66,875
Adjusted EBITDA	$(5,579)	$12,877	$(6,239)	$60,357

(1) As a result of the temporary suspensions of production at Intrepid's West and East facilities, Intrepid determined that approximately $1.7 million and $6.9 million of production costs for the nine months ended September 30, 2016, and 2015, respectively, would have been allocated to additional product tons produced, assuming the facility had been operating at normal production rates. Accordingly, these costs were excluded from Intrepid's inventory values and instead directly expensed as period production costs. Intrepid compares actual production levels relative to what it estimated could have been produced if it had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.

(2) As a result of the decision to idle the West facility and transition the East facility to Trio®-only production, Intrepid expensed $2.3 million, primarily relating to severance payments in the nine months ended September 30, 2016.

(3) During the nine months ended September 30, 2016, Intrepid recorded into income $1.1 million in compensating taxes previously received in 2013.

(4) During the nine months ended September 30, 2016, Intrepid received insurance proceeds related to damages caused by a snowstorm in Carlsbad, New Mexico in December 2015.

(5) In May 2015, Intrepid exercised an option to terminate its corporate office lease prior to its original expiration date. Under the terms of the lease, Intrepid incurred a lease termination penalty, a portion of which was paid in December 2015, with the remainder to be paid in March 2017.

(6) In late 2014, Intrepid initiated legal action in the State of New Mexico regarding its 2014 property tax assessments. In June 2015, Intrepid settled the action with the State of New Mexico and recorded a $2.0 million receivable resulting from the settlement.

(7) Assumes an annual effective tax rate of 40%.

Average Net Realized Sales Price per Ton

Average net realized sales price per ton is calculated as sales, less freight costs, divided by the number of tons sold in the period. The Company considers average net realized sales price per ton to be useful because it shows average per-ton pricing without the effect of certain transportation and delivery costs. When the Company arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, many of the Company's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in the Company's revenue and freight costs. The Company uses average net realized sales price per ton as a key performance indicator to analyze sales and pricing trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended September 30,
	2016			2015
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$35,357	$8,286	$43,643	$41,997	$11,695	$53,692
Freight costs	6,722	1,465	8,187	3,575	1,773	5,348
Subtotal	$28,635	$6,821	$35,456	$38,422	$9,922	$48,344

Divided by:
Tons sold	161	25		120	26
Average net realized sales price per ton	$178	$274		$319	$379

	Nine Months Ended September 30,
	2016			2015
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$128,248	$40,512	$168,760	$189,819	$54,545	$244,364
Freight costs	20,156	7,294	27,450	15,258	7,900	23,158
Subtotal	$108,092	$33,218	$141,310	$174,561	$46,645	$221,206

Divided by:
Tons sold	547	108		498	125
Average net realized sales price per ton	$198	$308		$351	$374